EXHIBIT 8.1

[Letterhead of Farris, Vaughan, Wills & Murphy LLP]

May 7, 2010

Med BioGene Inc.

#300 – 2386 East Mall

Gerald McGavin Building

Vancouver, BC

Canada V6T 1Z3

Dear Sirs/Mesdames:

Re:	Med BioGene Inc. – Registration Statement on Form F-1

We have acted as corporate counsel to Med BioGene Inc., a company amalgamated under the Business Corporations Act (British Columbia) (the “Company”), in connection with the registration by the Company pursuant to a registration statement on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on December 28, 2009 (as such may be amended or supplemented, the “Registration Statement”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement. In addition, in our capacity as counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. We have not independently verified such factual matters.

Based on the facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption “Material Income Tax Considerations – Canadian Federal Income Tax Information for United States Residents” constitute the opinion of Farris, Vaughan, Wills & Murphy LLP as to the material Canadian federal income tax consequences of an investment in the Company’s common shares by a U.S. Resident, as that term is defined in the Registration Statement.

We are opining as to the federal income tax laws of Canada, and we express no opinion on the applicability of other federal laws of Canada or the laws of any other jurisdiction, including the income tax laws of any Province or Territory of Canada.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on the current provision of the Income Tax Act (Canada), proposed amendments to the Income Tax Act (Canada) publicly announced by the Minister of Finance (Canada) (the “Proposed Amendments”) prior to the date hereof and the provisions of the Canada – United States Tax Income Tax Convention (1980) as in effect as of the date hereof. This opinion assumes that the Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be entered into law in the manner proposed, or at all. No advance income tax ruling has been requested or obtained from the Canada Revenue Agency to confirm the tax consequences of any of the transactions described herein.

This letter is furnished only to you and is solely for your benefit in connection with the transaction described herein. This letter may not be relied upon by you for any other purpose, or furnished to,

May 7, 2010

assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires shares of the Company), without our prior written consent, which may be granted or withheld in our sole discretion.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Material Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ FARRIS, VAUGHAN, WILLS & MURPHY LLP